Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "TEDOM CAPITAL, INC.", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF DECEMBER, A.D. 2006, AT 3:58 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4274895 8100

061187228

AUTHENTICATION: 5309007

DATE: 12-26-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:58 PM 12/26/2006
FILED 03:58 PM 12/26/2006
SRV 061187228 - 4274895 FILE

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

First: The name of this Corporation is TEDOM CAPITAL, INC.

Second: The address of its registered office in the State of Delaware is 40 E. Division Street, Suite A in the City of Dover, County of Kent. The name of its registered agent at such address is PARACORP INCORPORATED.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total stock of this corporation is authorized to issue is 100,000 shares with a par value of $.001 per share.

Fifth: The name and mailing address of the incorporator are as follows:

Name: David Hamilton
Mailing Address: 5699 Kanan Rd #251, Agoura Hills, CA 91301-0000

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 26th day of December 2006.

By: /s/DAVID HAMILTON
DAVID HAMILTON
Incorporator